Exhibit 99.1
P R E S S A N N O U N C E M E N T

Investor Contact:	Press Contact:
Brian Flanagan	Erica Burns
Progress Software	Progress Software
1 781 280 4817	+1 888 365 2779 (x3135)
flanagan@progress.com	erica.burns@progress.com

PROGRESS SOFTWARE COMMENTS ON LETTER FROM
PRAESIDIUM INVESTMENT MANAGEMENT

Bedford, MA, September 19, 2017 -- In response to a letter written to the Board of Directors of Progress Software (NASDAQ: PRGS) and made public by Praesidium Investment Management, the Company released the following statement:

We value Praesidium’s ideas and perspectives, and always welcome input from our shareholders. However, Praesidium’s mischaracterization of its engagement with the Company and our Board of Directors is disappointing. Moreover, Praesidium fails to acknowledge the successful execution of the strategy we announced earlier this year, which followed a comprehensive evaluation of the Company’s offerings, customer needs and the rapidly evolving business landscape in which we compete. Our new leadership team has been executing against the strategic initiatives we set forth, which are driving results that recently surpassed our own expectations. Our active share repurchase program, and our dividend policy, further reflect our Board’s focus on driving future value for all shareholders. We are confident in the merits and efficacy of our plan and believe it will continue to benefit all shareholders. We look forward to discussing more on our strategy when we announce our third quarter results on September 27, 2017.

Furthermore, the Company addressed the following points raised by Praesidium:

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Progress’ strategy, led by the new highly-focused management team, has driven substantial shareholder value and will serve as the foundation for sustained long-term success. Our CEO Yogesh Gupta outlined our strategy to shareholders in January 2017. The cornerstone of our strategy is to support our large, long-standing installed customer base with the most complete platform for quickly and easily building modern mission-critical business applications. We have also committed to managing our business efficiently to deliver strong returns for shareholders. For example, in the first quarter of 2017, we undertook a major restructuring that resulted in a 20% reduction of headcount. This action, together with prudent expense management throughout the year, has allowed us to increase our operating margin from 28% through the end of the third fiscal quarter of 2016 to 34% for the same period in fiscal 2017.

Our strategy is producing tangible benefits for shareholders. Our preliminary third quarter results exceeded our guidance (as did our second quarter results). We returned more than $60 million in capital via share repurchases and dividends in the first three quarters of fiscal 2017. Our confidence in the direction of the business led the Board to increase the Company’s quarterly dividend by 12% and set a new target payout ratio. On September 14, the day prior to Praesidium’s filing of its letter, Progress shares traded at an all-time high, and our stock has traded up 33% since we named Mr. Gupta CEO - in our view, a recognition of the efficacy of our strategy.

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Praesidium’s acquisition idea is fundamentally inconsistent with our corporate strategy and not in the best interest of our shareholders. Praesidium suggested that we acquire a private-equity owned company that is a roll-up of various enterprise applications businesses. This target company provides vertically-focused ERP, CRM and supply chain applications spanning over 20 different industries.

Following thoughtful consideration of this idea, our Board concluded that it was not in the best interests of Progress or its shareholders. Most importantly, such a transaction would conflict with our mission to maintain and strengthen OpenEdge, which accounts for more than two-thirds of our revenue. Many of the target company’s various applications compete directly with our largest independent software vendors (ISVs) who have built their applications on OpenEdge. Today, we are laser-focused on strengthening OpenEdge and enhancing our relationships with our key ISVs, both of which are vital to further driving profitability and free cash flow. To pursue a business combination that would threaten our most important product by alienating key ISVs and undermining the trust and commitment we share would, in our view, be imprudent, risky, and potentially destructive to shareholder value.

Our Board and management also had serious concerns about Praesidium’s $1.2 billion enterprise valuation of the target company. We were aware of publicly-reported rumors that the owner of the target company had recently tried and failed to sell the business at even lower valuations. Furthermore, Praesidium’s idea called for Progress to dilute its shareholders by issuing an additional 20% equity position, while also assuming the target company’s debt, which would likely result in a substantial increase in our financial leverage. That, in turn, could potentially restrict our ability to continue our shareholder-friendly policy regarding share repurchases and dividends. Lastly, our Board was skeptical that the purported sellers believed there would be any real strategic or financial rationale for a combination given that they never contacted either Progress or its advisors directly.

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Our Board, led by Chairman John R. Egan, is committed to acting in shareholders’ best interests and providing strong, independent oversight of the Company. Praesidium’s September 15th letter mischaracterizes its interactions with our Board and management, our willingness to consider adding new directors and our commitment to responsible governance. We have added three new directors to our seven-member Board in the last year. We continually look for ways to strengthen our Board and enhance our governance practices. In fact, prior to Praesidium’s release of its September 15 letter, we informed Praesidium that our Nominating & Corporate Governance Committee would like to speak directly with their proposed candidates.

We are also confused by Praesidium’s personal attack on Mr. Egan, who enjoys the support of the full Board. Mr. Egan is an accomplished executive and public company director. Moreover, as recently as July 24, Praesidium acknowledged in writing Mr. Egan’s work as a Progress director, stating that they knew he always acted with the intent to do the right thing for shareholders, and expressing “tremendous respect for him as a businessman”.

Conversely, our Board is concerned that Praesidium is not acting in all shareholders’ best interests. As stated above, Praesidium’s acquisition idea is imprudent, risky, and potentially destructive to shareholder value, with financial terms that are unfavorable to our shareholders. In addition, Praesidium has reduced its stock position in Progress by more than 35% during the past 12 months, including transactions that occurred while they have been engaged in discussions with our Board.

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Our Board and management have been, and will continue to be, committed to open and constructive dialogue with all shareholders, including Praesidium. As Praesidium admitted, its principals have had dozens of discussions with us over the past several years, including multiple meetings with Mr. Egan this year. Furthermore, all of our board members have met with Praesidium to hear their insights directly. In summary, the entire Board, together with our external advisors, have devoted significant time to considering Praesidium’s ideas. We have also stated publicly and directly to Praesidium our willingness to continue discussions with them about their ideas and perspectives.

Of course, we typically do not comment publicly on our discussions with shareholders. However, on August 2, Praesidium amended its 13D filing, noting that it had engaged in discussions with our Board, and included a reference to their acquisition idea. In order to communicate transparently with all shareholders on an important corporate matter, we determined it was appropriate to note in our September 12 letter that our Board had duly considered and rejected Praesidium’s idea.

Note Regarding Forward-Looking Statements
This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Progress has identified some of these forward-looking statements with words like “believe,” “may,” “could,” “would,” “might,” “should,” “expect,” “intend,” “plan,” “target,” “anticipate” and “continue,” the negative of these words, other terms of similar meaning or the use of future dates.

Forward-looking statements in this press release include, but are not limited to, statements regarding Progress' business outlook and financial guidance. There are a number of factors that could cause actual results or future events to differ materially from those anticipated by the forward-looking statements, including, without limitation:

(1) Economic, geopolitical and market conditions, including the uncertain economic environment in Europe as a result of the Brexit vote, and the continued difficult economic environment in Brazil and other parts of the world, can adversely affect our business, results of operations and financial condition, including our revenue growth and profitability, which in turn could adversely affect our stock price. (2) We may fail to achieve our financial forecasts due to such factors as delays or size reductions in transactions, fewer large transactions in a particular quarter, fluctuations in currency exchange rates, or a decline in our renewal rates for contracts. (3) Our ability to successfully manage transitions to new business models and markets, including an increased emphasis on a cloud and subscription strategy, may not be successful. (4) If we are unable to develop new or sufficiently differentiated products and services, or to enhance and improve our existing products and services in a timely manner to meet market demand, partners and customers may not purchase new software licenses or subscriptions or purchase or renew support contracts. (5) We depend upon our extensive partner channel and we may not be successful in retaining or expanding our relationships with channel partners. (6) Our international sales and operations subject us to additional risks that can adversely affect our operating results, including risks relating to foreign currency gains and losses. (7) If the security measures for our software, services or other offerings are compromised or subject to a successful cyber-attack, or if such offerings contain significant coding or configuration errors, we may experience reputational harm, legal claims and financial exposure. (8) We have made acquisitions, and may make acquisitions in the future, and those acquisitions may not be successful, may involve unanticipated costs or other integration issues or may disrupt our existing operations. For further information regarding risks and uncertainties associated with Progress' business, please refer to Progress' filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended November 30, 2016. Progress undertakes no obligation to update any forward-looking statements, which speak only as of the date of this press release.

About Progress
Progress (NASDAQ: PRGS) offers the leading platform for developing and deploying mission-critical business applications. Progress empowers enterprises and ISVs to build and deliver cognitive-first applications that harness big data to derive business insights and competitive advantage. Progress offers leading technologies for easily building powerful user interfaces across any type of device, a reliable, scalable and secure backend platform to deploy modern applications, leading data connectivity to all sources, and award-winning predictive analytics that brings the power of machine learning to any organization. Over 1,700 independent software vendors, 100,000 enterprise customers, and two million developers rely on Progress to power their applications. Learn about Progress at www.progress.com or +1-800-477-6473.

Progress and Progress Software are trademarks or registered trademarks of Progress Software Corporation and/or its subsidiaries or affiliates in the U.S. and other countries. Any other names contained herein may be trademarks of their respective owners.

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